Exhibit 10.79

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

DATED the 14th June 2021

(1) VOLVO CAR FINANCIAL SERVICES UK LIMITED

(“VCFSUK”)

and

(2) POLESTAR AUTOMOTIVE UK LIMITED

(“Polestar”)

NEW, USED AND DEMONSTRATOR FUNDING AGREEMENT

Scandinavia House

Norreys Drive

Maidenhead

SL6 4FL

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	4
2	CONDITIONS PRECEDENT	12
3	PURCHASE OF FLOORPLAN VEHICLES (OTHER THAN USED VEHICLES) AND PAYMENT	12
4	APPOINTMENT OF POLESTAR AS AGENT OF VCFSUK TO PURCHASE USED VEHICLES	15
5	AGENCY PURCHASES AND REIMBURSEMENT, OFFERS FOR SALE AND ACCEPTANCE - APAK	17
6	REIMBURSEMENT AND PAYMENTS BY VCFSUK FOR USED VEHICLES	18
7	STORAGE, MAINTENANCE, DISPLAY, INSURANCE AND SUB-LETTING ARRANGEMENTS	19
8	DISPLAY CHARGES, RENTAL CHARGES AND OTHER FEES	23
9	VCFSUK’S STANDING OFFER TO SELL FLOORPLAN VEHICLES TO POLESTAR	24
10	POLESTAR’S AGREEMENT TO PURCHASE DEMONSTRATOR VEHICLES AND RENTAL VEHICLES AND STANDING OFFER TO PURCHASE OTHER FLOORPLAN VEHICLES FROM VCFSUK	25
11	PAYMENT OF DEPOSITS, INSTALMENTS AND BALANCE OF THE PURCHASE PRICE BY POLESTAR	26
12	INDEMNITY	27
13	AUTHORITY	28
14	LIABILITY	28
15	FURTHER ASSURANCE	29
16	TERMINATION	29
17	PAYMENTS AND TAXES	34
18	REPRESENTATIONS AND WARRANTIES	36
19	LOSS AND DESTRUCTION	36
20	FEES COSTS AND EXPENSES	37

21	FORCE MAJEURE	37
22	GENERAL	38
23	THIRD PARTY RIGHTS	42
SCHEDULE 1		44
	STIPULATED PURCHASE TERMS	44
SCHEDULE 2		45
	STIPULATED SALE TERMS	45
SCHEDULE 3		46
	APPROPRIATION	46
SCHEDULE 4		48
	STIPULATED RENTAL TERMS	48

AGREEMENT dated 14th June 2021

BETWEEN:

(1)

VOLVO CAR FINANCIAL SERVICES UK LIMITED, a company incorporated in England and Wales (company number 12718441) whose registered office is at Scandinavia House, Norreys Drive, Maidenhead, SL6 4FL (“VCFSUK”); and

(2)	POLESTAR AUTOMOTIVE UK LIMITED, whose registered office is at Li Close Ansty Park, Ansty, Coventry, England, CV7 9RF (Company Number 11926357) (“Polestar”).

BACKGROUND:

(A)

VCFSUK has agreed to make a standing offer to sell to Polestar, Floorplan Vehicles and Polestar has agreed to make a standing offer to VCFSUK to purchase from VCFSUK, Floorplan Vehicles subject to the terms of this Agreement.

(B)

VCFSUK has agreed that Polestar may display Floorplan Vehicles for sale via the internet or in its premises or those premises operated by third party entities approved by and acting for or on behalf of Polestar for the purpose of marketing and in return, Polestar has agreed to pay certain charges to VCFSUK.

IT IS AGREED as follows:-

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“APAK” means the computer software interface systems (or any replacement thereof) which have been selected by VCFSUK and which will be operated by Polestar for the purposes of this Agreement;

“Appropriation” means any of the acts or events referred to in Schedule 3 occurring in relation to each Floorplan Vehicle, and “Appropriated” shall be construed accordingly;

“Bank Account” means the bank account of Polestar nominated by Polestar as the bank account to be credited with payments by VCFSUK and direct debited by VCFSUK under the terms of this Agreement;

“Base Rate” has the meaning given to such term in Clause 8.6;

“Business Day” means a day (not being a Saturday or Sunday) on which banks are open in London for the transaction of business;

“Clean Guide Value” means the clean condition trade guide price for a Used Vehicle in the Price Guide Book current at the date of purchase of the Used Vehicle by Polestar as agent of VCFSUK;

“Control” means the rights, contracts or other similar means which, either separately or in combination and having regard to the consideration of fact or law involved, confer the possibility of exercising control over an undertaking, in particular by:

(a)	ownership of the voting share capital of an undertaking or the right to control the use of all or a substantial part of the assets of an undertaking; and/or

(b)	rights or contracts which confer control over the voting or decision making of the organs of an undertaking;

“Corporation Tax” means corporation tax chargeable in the context of a scheme of taxation applied to UK resident companies generally at the rate applicable to such companies or Tax of a similar nature enacted in addition to or in substitution for corporation tax;

“Defective Vehicle” means any vehicle which does not comply with the Road Vehicles (Construction and Use) Regulations 1986 (as amended) or which otherwise is unsafe or suffers from any design or manufacturing defect which makes it potentially unsafe;

“Demonstrator Payments” means at any time, the aggregate of:

(a)

any payments made by VCFSUK to Polestar in respect of a Defective Vehicle which is a Demonstrator Vehicle which have not at that time been repaid to VCFSUK pursuant to Clause 3.11 of this Agreement; and

(b)

any payments for display charges payable by Polestar under this Agreement in respect of Demonstrator Vehicles which were dishonoured or otherwise returned when first presented and / or which remain outstanding;

“Demonstrator Vehicle” means a Floorplan Vehicle (other than a Used Vehicle or a Rental Vehicle) which in addition to being available for sale is also to be used for demonstration purposes and/or as a courtesy and/or business support vehicle by Polestar in the ordinary course of its business and which is designated as such by Polestar to VCFSUK via APAK;

“Demonstrator Vehicle Facility Available Amount” means at any time the sum of:

(a)	the financial limit in respect of Demonstrator Vehicles notified to Polestar by VCFSUK in the Offer Terms; minus

(b)	the aggregate of all Demonstrator Payments; minus

(c)	the aggregate value of the Demonstrator Vehicles; plus

(d)	any Instalments paid by Polestar to VCFSUK under this Agreement in respect of Demonstrator Vehicles;

“Deposit” means the deposit paid or to be paid by Polestar to VCFSUK in respect of a Used Vehicle in accordance with Clauses 11.1 and 11.2;

“Direct Debit Delay Period” means a period of days, the number of which is as notified to Polestar by VCFSUK in the Offer Terms;

“Floorplan Vehicles” means at any time each and every:

(a)	Unregistered Vehicle, Demonstrator Vehicle and Rental Vehicle which has been Sold-Out; and

(b)	Used Vehicle which has been purchased by Polestar on behalf of VCFSUK pursuant to Clause 4,

which has not then been sold by VCFSUK to, and paid for by, Polestar pursuant to thisAgreement;

“Initial Financing Period” means in respect of an Unregistered Vehicle, the period beginning on its Start Date and ending on the day falling 89 days after that Start Date (inclusive) (the “IFP End Date”);

“Instalments” means in respect of a Sale Contract for a Demonstrator Vehicle, Rental Vehicle or a Used Vehicle the instalments of the purchase price paid or payable by Polestar for the Demonstrator Vehicle, Rental Vehicle or Used Vehicle under the Sale Contract and “Instalment” shall be construed accordingly;

“Irrecoverable VAT” means any amount paid or payable by or on behalf of VCFSUK in respect of Value Added Tax under this Agreement to the extent that VCFSUK does not or will not receive and retain a credit (whether by way of set-off or repayment) for that amount as “input tax” (as that expression is defined in Section 24(1) of VATA) under Sections 24, 25 and 26 of VATA nor receives and retains a credit for it under any similar or equivalent legislation;

“Margin” has the meaning given to such term in Clause 8.6;

“Material Adverse Effect” means a change in condition or circumstances such that an effect which is materially adverse to the assets, business or financial condition or trading prospects of Polestar such that Polestar could reasonably be expected to be unlikely to meet its payment obligations under this Agreement;

“New Vehicle Limit” means the financial limit in respect of the aggregate principal amount (relating to Unregistered Vehicles) which may from time to time remain outstanding under this Agreement as notified to Polestar by VCFSUK in the Offer Terms;

“Offer Terms” means the terms issued by VCFSUK offering the individual arrangements to this Agreement (as may be amended, varied or supplemented from time to time, including, for the avoidance of doubt, as may be amended, varied or supplemented from time to time by email);

“Polestar Performance” means Polestar Performance AB, a limited liability company incorporated under the laws of Sweden with registration number 5566533096 whose address is Assar Gabrielssons Vag 9, 405 31, G6teborg, SE;

“Polestar’s Group” means Polestar, its holding companies and their subsidiaries from time to time;

“Price Guide Book” means the book of used car guide prices compiled monthly by CAP HPI Limited (company registration number: 08033745) or such other appropriate book of used car guide prices as VCFSUK may choose from time to time;

“Purchase Contract” means a contract for the purchase of an Unregistered Vehicle entered into after the date hereof by VCFSUK as purchaser and Polestar as seller being in conformity with the Stipulated Purchase Terms;

“Records” means all log books, registration documents, test certificates, manuals, technical and maintenance records and handbooks relating to a Floorplan Vehicle;

“Rental Payments” means at any time, the aggregate of:

(a)	any payments made by VCFSUK to Polestar in respect of a Defective Vehicle which is a Rental Vehicle which have not at that time been repaid to VCFSUK pursuant to Clause 3.11 of this Agreement; and

(b)

any payments for display charges or rental charges payable by Polestar under this Agreement in respect of Rental Vehicles which were dishonoured or otherwise returned when first presented and / or which remain outstanding;

“Rental Vehicle” means any Unregistered Vehicle except a Demonstrator Vehicle which is used or to be used by Polestar in the ordinary course of its hire business and which is designated as such by Polestar to VCFSUK via APAK;

“Rental Vehicle Facility Available Amount” means at any time the sum of:

(a)	the financial limit in respect of Rental Vehicles notified to Polestar by VCFSUK in the Offer Terms; minus

(b)	the aggregate of all Rental Payments; minus

(c)	the aggregate value of the Rental Vehicles; plus

(d)	any Instalments paid by Polestar to VCFSUK under this Agreement in respect of Rental Vehicles;

“Sale Contract” means a contract for the sale of a Floorplan Vehicle entered into after the date hereof pursuant to Clauses 9, 10 or 16.7 by VCFSUK as seller and Polestar as buyer being in conformity with the Stipulated Sale Terms;

“Santander Group” means Santander Consumer (UK) plc, its holding companies, their subsidiaries and its affiliates from time to time including but not limited to Santander group of companies includes but is not limited to Banco Santander S.A., SCF Madrid S.A, Santander UK Group Holdings plc, Santander UK plc, Santander UK and Santander Insurance Services UK Ltd;

“Second Financing Period” means in respect of an Unregistered Vehicle, the period beginning on the day after its IFP End Date and ending on the day it is Appropriated (inclusive);

“Sold-Out” means in respect of any Unregistered Vehicle, Demonstrator Vehicle and Rental Vehicle, the payment by VCFSUK of the purchase price due under the relevant Purchase Contract with the request for such payment and for VCFSUK to enter into a Purchase Contract by Polestar deemed to be confirmation by Polestar to VCFSUK that the respective Unregistered Vehicle, Demonstrator Vehicle and Rental Vehicle has received all the necessary customs clearance allowing the same to imported into the United Kingdom;

“Start Date” means:

(a)	for a Unregistered Vehicle, Demonstrator Vehicle and Rental Vehicle, the Business Day falling the day after that Unregistered Vehicle, Demonstrator Vehicle and Rental Vehicle is Sold-Out; and

(b)	for a Used Vehicle, the day payment is received by Polestar pursuant to Clause 6.2;

“Stipulated Purchase Terms” means the terms set out in Schedule 1 upon which Used Vehicle Purchase Contracts are required to be made;

“Stipulated Rental Terms” means the terms set out in Schedule 4 upon which Sub-Letting Agreements are required to be made;

“Stipulated Sale Terms” means the terms set out in Schedule 2 upon which Sale Contracts are required to be made;

“Sub-Lessee” means (where applicable) a customer of Polestar who benefits from a short-term Sub-Letting Agreement;

“Tax” means all present and future taxes, charges, imposts, duties or levies of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, payable at the instance of or imposed by any statutory, governmental, international, state, federal, provincial, local or municipal authority, agency, body or department whatsoever or any European Community institution, in each case whether in the United Kingdom or elsewhere, together with any penalties, additions, fines, surcharges or interest relating thereto and “Taxes” shall be construed accordingly;

“Tax Liability” means in respect of VCFSUK:

(a)	any liability or any increase in the liability of that person to make any payment or payments of or in respect of Tax;

(b)

the loss or setting-off against income profits or gains or against any liability to make a payment or payments of or in respect of Tax of any relief, allowance, deduction or credit (“a Relief”) which would otherwise have been available to that person; and

(c)	the loss or setting-off against any Tax Liability of a right to repayment of Tax which would otherwise have been available to that person;

and in a case falling within (b) or (c) above the amount that is to be treated as a Tax Liability (“the Deemed Tax Liability”) shall be determined as follows:

(i)

in a case which falls within (b) above and where the Relief that was the subject of the loss or setting-off was or would have been a deduction from or offset against the Tax the Deemed Tax Liability shall be the amount of that Relief;

(ii)

in a case which falls within (b) above and which involves the loss of a Relief which would otherwise have been available as a deduction from or offset against gross income profits or gains the Deemed Tax Liability shall be the amount of Tax which would (on the basis of the Tax rates current at the date of the loss and assuming that the person has sufficient gross income profits or gains to utilise the Relief) have been saved but for the loss of the Relief;

(iii)

in a case which falls within (b) above and which involves the setting off of a Relief which would otherwise have been available as a deduction from or offset against gross income profits or gains the Deemed Tax Liability shall be the amount of Tax which has been or will be saved in consequence of the setting-off;

(iv)	in a case which falls within (c) above the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting-off.

For the purposes of this definition any question of whether any relief, allowance, deduction, credit or right to repayment of tax has been lost or set-off and if so the date on which that loss or set-off took place shall be conclusively determined by VCFSUK;

“Unregistered Vehicle” means a new, unregistered Polestar motor vehicle supplied for the purpose of retail sale in the United Kingdom;

“Used Vehicle” means a Polestar branded Vehicle which is not an Unregistered Vehicle, Demonstrator Vehicle or Rental Vehicle;

“Used Vehicle Facility Available Amount” means at any time the sum of:

(a)	the financial limit in respect of Used Vehicles notified to Polestar by VCFSUK in the Offer Terms; minus

(b)	the aggregate of all Used Vehicle Payments; plus

(c)	any Instalments paid by Polestar to VCFSUK under this Agreement in respect of Used Vehicles;

“Used Vehicle Payments” means at any time the aggregate of:

(a)

all amounts paid or payable by VCFSUK to Polestar under Clause 5.1 of this Agreement by way of reimbursement of the purchase price in respect of Used Vehicles which Polestar has purchased pursuant to Clause 4 where the purchase price has been paid by Polestar on VCFSUK’s behalf (but which have not at that time been sold by VCFSUK to, and paid for by, Polestar pursuant to this Agreement); and

(b)	any payments made by VCFSUK to Polestar in respect of a Used Vehicle which is also a Defective Vehicle which have not at that time been repaid to VCFSUK pursuant to Clause 4.9 of this Agreement; and

(c)

any payments for display charges payable by Polestar under this Agreement in respect of Used Vehicles which were dishonoured or otherwise returned when first presented and / or which remain outstanding;

“Used Vehicle Purchase Contract” means a contract for the purchase of a Used Vehicle entered into after the date hereof by Polestar as agent on behalf of VCFSUK as purchaser and a third party selected by Polestar as seller being in conformity with the Stipulated Purchase Terms;

“Value Added Tax” means value added tax as provided for in VATA and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover tax replacing or introduced in addition to any of the same;

“VATA” means the Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental thereto;

“VCFSUK’s Group” means VCFSUK, its holding companies, their subsidiaries and its affiliates from time to time including but not limited to Volvo Car UK Limited and Volvo Car Corporation AB;

“Vehicle” means any motor vehicle of a kind normally used on public roads (other than a Defective Vehicle) which has at least four wheels and includes any vehicles (other than a Defective Vehicle) in respect of which VCFSUK makes a reimbursement payment to Polestar pursuant to Clause 6 but does not include:

(a)	vehicles capable of accommodating only one person or suitable for carrying twelve or more persons;

(b)	vehicles of more than three and a half tonnes gross vehicle weight;

(c)	caravans, ambulances and prison vans;

(d)

vehicles of a type approved by the Assistant Commissioner of Police of the Metropolis as conforming to the conditions of fitness for the time being laid down by him for the purposes of the London Cab Order 1934;

(e)	vehicles constructed for a special purpose other than the carriage of persons except for light commercial vehicles;

(f)	vehicles that are more than an age notified to Polestar by VCFSUK in paragraph 5.4 of the Offer Terms at the date of the prospective agency purchase by Polestar;

(g)

vehicles which have been previously treated as a total loss by an insurance company and which have been registered as such with the Department of Vehicle Licensing and Registration and/or with Experian Limited or HPI Limited;

(h)	vehicles with a Clean Guide Value exceeding the maximum amount, or less than the minimum amount, in each case as notified to Polestar by VCFSUK in paragraphs 5.5 and 5.6 of the Offer Terms; or

(i)	vehicles with a recorded mileage exceeding the mileage as notified to Polestar by VCFSUK in paragraph 5.7 of the Offer Terms; and

any reference to a Vehicle includes a reference to the Records relating thereto.

1.2	Any reference in this Agreement to:

a)	an “encumbrance” shall be construed as a reference to a mortgage, charge, pledge, lien, retention of title clause, right of tracing or other encumbrance securing any obligation of any person;

b)	a “payment” means receipt of a payment in cleared funds;

c)

a “person” shall be construed as a reference to any person, firm, company or corporation or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

d)	words importing the singular shall include the plural and vice versa; and

e)	a statutory provision shall include a reference to any modification or reenactment of that provision for the time being in force.

1.3	Clause headings are for convenience only and shall not affect the interpretation of the terms contained in the Clause concerned.

1.4	References in this Agreement to any provision of any statute shall be construed as including a reference to any statutory modification or re-enactment thereof for the time being in force.

1.5	References in this Agreement to Clauses and to Schedules are to Clauses of, and Schedules to this Agreement.

2	CONDITIONS PRECEDENT

VCFSUK’s agreement to be bound by the terms of this Agreement is subject to the prior receipt by VCFSUK of the documents specified in the Offer Terms.

3	PURCHASE OF FLOORPLAN VEHICLES (OTHER THAN USED VEHICLES) AND PAYMENT

3.1

With effect from the satisfaction of the conditions precedent required under Clause 2 and in full reliance upon each of the representations and warranties set out in Clause 18, VCFSUK agrees to enter into Purchase Contracts from time to time where the specific purpose of that Purchase Contract is to enable Polestar to display for sale via the internet or in its premises or those premises operated by third party entities approved by and acting for or on behalf of Polestar for the purpose of marketing. For the avoidance of doubt, each Purchase Contract shall be subject to the Stipulated Purchase Terms.

3.2

The terms of this Agreement shall be undisclosed (other than between VCFSUK and Polestar) and VCFSUK and Polestar undertakes not to disclose the terms of this Agreement to any agent acting on its behalf or to any third party unless such disclosure is in accordance with Clause 22.17.

3.3	Polestar will not pursuant to this Agreement cause VCFSUK to enter into any Purchase Contract if:

3.3.1	the entering of the Purchase Contract would cause the then current New Vehicle Limit be exceeded by, or immediately after, the acceptance of such a Purchase Contract;

3.3.2	any of the events specified in Clauses 16.1 to 16.4 inclusive have occurred;

3.3.3	all required UK customs clearance has not been granted for the importation of the Unregistered Vehicle which is to be purchased by VCFSUK under the relevant Purchase Contract into the UK; or

3.3.4	the terms of the Purchase Contract would not be in accordance with the Stipulated Purchase Terms.

3.4	Polestar will only cause VCFSUK to enter into any Purchase Contract in respect of vehicles meeting the criteria of an Unregistered Vehicle.

3.5

Polestar shall notify VCFSUK of a request to enter into a Purchase Contract by issuing the relevant invoice(s) and supporting documentation in such a manner as agreed between VCFSUK and Polestar from time to time in writing.

3.6

Polestar shall keep and make available to VCFSUK (and its auditors) on request or as soon as practicable after (but in any event within five (5) Business Days of such request), copies of all invoices relating to any Floorplan Vehicles purchased by VCFSUK under Purchase Contracts and Polestar shall keep VCFSUK informed of all material matters in relation to Purchase Contracts and on request or as soon as practicable after (but in any event within five (5) Business Days) report as to all matters arising thereunder which may include but is not limited to providing the following additional documentation to VCFSUK:

3.6.1	the V5 registration document relating to the relevant Floorplan Vehicle;

3.6.2	confirmation of any change to the vehicle registration number of the relevant Floorplan Vehicle;

3.6.3	confirmation of any de-registration by Driver and Vehicle Licensing Agency of the relevant Floorplan Vehicle;

3.6.4	any documentation relating to any Floorplan Vehicle which was previously or currently categorised by the relevant insurer as an insurance write off;

3.6.5	any documentation relating to damage sustained to any Floorplan Vehicle and the repairs carried out to rectify the damage; and/or

3.6.6

any settlement letter issued by any funder whose interest is still showing as outstanding on the Floorplan Vehicle and/or a HPI check which confirms there are no other outstanding interests including outstanding finance on the relevant Floorplan Vehicle.

3.7

If Polestar enters into a Purchase Contract in breach of any provisions of this Agreement, title to such Floorplan Vehicle shall nevertheless vest in VCFSUK in accordance with the Purchase Contract and, notwithstanding anything to the contrary, any payment made to Polestar pursuant to this Clause 3 in respect of such Floorplan Vehicle shall be without prejudice to any claim VCFSUK may have against Polestar in respect of such breach.

3.8	Provided that:

3.8.1	Polestar has recorded details of each Purchase Contract and has notified VCFSUK of its request for payment in accordance with Clause 3.5;

3.8.2

the amount claimed by Polestar by way of payment in respect of the entering of the relevant Purchase Contract by VCFSUK would not cause the then current New Vehicle Limit be exceeded by, or immediately after, the acceptance of such a Purchase Contract;

3.8.3	none of the events specified in Clauses 16.1 to 16.4 inclusive have occurred;

3.8.4	Polestar shall have paid all sums which it is required to pay under this Agreement;

3.8.5	where requested, Polestar shall have provided evidence satisfactory to VCFSUK of the purchase price of any Unregistered Vehicle; and

3.8.6

Polestar shall have provided evidence satisfactory (if requested to do so) to VCFSUK that all required UK customs clearance has been granted for the importation of the Unregistered Vehicle which is to be purchased by VCFSUK under the relevant Purchase Contract into the UK,

VCFSUK shall pay to Polestar the Purchase Price for each such Unregistered Vehicle with any Value Added Tax payable thereon. Polestar shall invoice VCFSUK on or after the date on which the relevant Unregistered Vehicle has been imported into the UK having received the required UK customs clearance.

3.9

Each payment be made by VCFSUK under Clause 3.8 shall be made in sterling by Bankers Automated Clearing Services (BACS) and will be credited to the Bank Account by the second Business Day following receipt of the request under Clause 3.5.

3.10	Each claim for payment notified by Polestar shall constitute a representation and warranty by Polestar to VCFSUK that:

3.10.1

where applicable, each Unregistered Vehicle and each relevant Purchase Contract is in conformity with the Stipulated Purchase Terms, and constitutes the legal valid binding and enforceable obligations of Polestar;

3.10.2

where applicable the relevant Purchase Contract is a bona fide contract for the sale of goods and that Polestar owned the relevant Unregistered Vehicle free from encumbrances of any nature and passed good title thereto to VCFSUK free of all encumbrances; and

3.10.3	Poleestar is not aware of and has no reason to suspect that there may arise any dispute or claim of any kind in respect of each Unregistered Vehicle or Purchase Contract.

3.11

For the avoidance of doubt, if VCFSUK has made or makes any payment to Polestar in respect of a Defective Vehicle, Polestar shall repay such amount to VCFSUK immediately on demand together with interest at the aggregate of Base Rate plus Margin calculated on a daily basis on the outstanding amount from the date of payment by VCFSUK to Polestar to the date of repayment (after as well as before judgment).

4	APPOINTMENT OF POLESTAR AS AGENT OF VCFSUK TO PURCHASE USED VEHICLES

4.1

With effect from the satisfaction of the conditions precedent required under Clause 2 and in full reliance upon each of the representations and warranties set out in Clause 18, VCFSUK authorises Polestar upon and subject to the terms of this Agreement on behalf of and as VCFSUK’s agent:

a)	to bind VCFSUK under and to cause VCFSUK as purchaser to enter into Used Vehicle Purchase Contracts with third parties (selected by Polestar) as seller for Used Vehicles;

b)	to arrange all matters relating to the transfer of title to VCFSUK, and delivery of Used Vehicles;

c)	to accept delivery of Used Vehicles;

d)

to sign in its own name, as undisclosed agent of VCFSUK, all contracts, delivery receipts and certificates relating to the purchase and delivery of Used Vehicles under Used Vehicle Purchase Contracts; and

e)	to be responsible to the sellers under all Used Vehicle Purchase Contracts for Used Vehicles and for settling sums due thereunder.

For the avoidance of doubt, no other powers or authority are given to Polestar by VCFSUK under the agency other than specified in Clauses 3.1 and 4.1.

4.2

The agency given by VCFSUK to Polestar pursuant to Clause 4.1 in connection with Used Vehicle Purchase Contracts for Used Vehicles shall be undisclosed and Polestar undertakes not to disclose the said agency to any third party.

4.3

Polestar will not pursuant to this Agreement cause VCFSUK to enter into any Used Vehicle Purchase Contract (or to incur any liability or additional liability under any Used Vehicle Purchase Contract) if:

a)

the monetary liability of VCFSUK under the Used Vehicle Purchase Contract (or such liability or additional liability) would cause the then current Used Vehicle Facility Available Amount to be exceeded;

b)	the terms of the Used Vehicle Purchase Contract would not be in accordance with the Stipulated Purchase Terms;

c)	any of the events specified in Clauses 16.1 to 16.4 inclusive shall have occurred;

d)

the purchase price of the Used Vehicle exceeds such percentage of the Clean Guide Value for the Vehicle as notified to Polestar by VCFSUK in the Offer Terms in connection with paragraphs 2(a) or 2(b) of Schedule 1.

4.4	Polestar will only cause VCFSUK to enter into any Used Vehicle Purchase Contract in respect of vehicles meeting the criteria of a Vehicle.

4.5

Polestar agrees to perform on behalf of VCFSUK each and every obligation, direct or indirect, of VCFSUK and to discharge each and every liability or responsibility of VCFSUK resulting directly or indirectly to VCFSUK as a result of, pursuant to or in connection with the Used Vehicle Purchase Contracts and each of them, including, but not limited to, making all payments (together with any Value Added Tax) on behalf of VCFSUK upon the due date and in all respects in accordance with the relevant Used Vehicle Purchase Contract. Polestar agrees that upon causing VCFSUK to enter into any Used Vehicle Purchase Contract, it will act as VCFSUK’s agent in carrying out all the actions referred to in Clause 4.1.

4.6

Immediately or as soon as practicable after (but in any event within 10 Business Days of) causing VCFSUK to enter into any Used Vehicle Purchase Contract pursuant to Clause 4.1, Polestar shall use APAK to record details of that Used Vehicle Purchase Contract, including details of the Used Vehicle and the purchase price.

4.7

In addition to Polestar’s obligations under Clause 4.6 Polestar shall keep and make available to VCFSUK (and its auditors) on request or as soon as practicable after (but in any event within five (5) Business Days of such request), copies of all sales and purchase invoices of any Vehicles purchased by Polestar under this Agreement and Polestar shall keep VCFSUK informed of all material matters in relation to Used Vehicle Purchase Contracts and on request or as soon as practicable after (but in any event within five (5) Business Days) report as to all matters arising thereunder which may include but is not limited to providing the following additional documentation to VCFSUK:

4.7.1	the V5 registration document relating to the relevant Floorplan Vehicle;

4.7.2	confirmation of any change to the vehicle registration number of the relevant Floorplan Vehicle;

4.7.3	confirmation of any de-registration by Driver and Vehicle Licensing Agency of the relevant Floorplan Vehicle;

4.7.4	any documentation relating to any Floorplan Vehicle which was previously or currently categorised by the relevant insurer as an insurance write off;

4.7.5	any documentation relating to damage sustained to any Floorplan Vehicle and the repairs carried out to rectify the damage; and/or

4.7.6

any settlement letter issued by any funder whose interest is still showing as outstanding on the Floorplan Vehicle and/or a HPI check which confirms there are no other outstanding interests including outstanding finance on the relevant Floorplan Vehicle.

Polestar	shall take all steps as VCFSUK may request to enforce all Used Vehicle Purchase Contracts.

4.8

If Polestar enters into a contract to buy a Floorplan Vehicle on behalf of VCFSUK in breach of any provision of this Agreement, title to such Floorplan Vehicle shall nevertheless vest in VCFSUK in accordance with the Used Vehicle Purchase Contract and, notwithstanding anything to the contrary, any reimbursement payment made to Polestar pursuant to Clause 6 in respect of such Vehicle shall be without prejudice to any claim VCFSUK may have against Polestar in respect of such breach.

4.9

For the avoidance of doubt, if Polestar purchases a Defective Vehicle, such purchase shall be a purchase by Polestar on its own account and not on behalf of VCFSUK. If, however, VCFSUK has made or makes any payment to Polestar in respect of a Defective Vehicle, Polestar shall repay such amount to VCFSUK immediately on demand together with interest at the aggregate of Base Rate plus Margin calculated on a daily basis on the outstanding amount from the date of payment by VCFSUK to Polestar to the date of repayment (after as well as before judgment).

5	AGENCY PURCHASES AND REIMBURSEMENT, OFFERS FOR SALE AND ACCEPTANCE - APAK

5.1

Polestar will operate APAK for giving effect to the arrangements set out in this Clause 5 and Clauses 3, 4, 9 and 10 of this Agreement at all times in accordance with written instructions issued by VCFSUK to Polestar from time to time.

5.2	Polestar and VCFSUK will use APAK:

a)

for the purposes of recording details and the purchase price of each Used Vehicle purchased by Polestar as agent for VCFSUK, recording details of the relevant Deposit (if any) and/or Instalment (if any) paid by Polestar in respect of each Used Vehicle, claiming the reimbursement required by Polestar of the expenditure disbursed in such purchases and issuing Polestar’s composite invoice to VCFSUK in respect of such purchases. Details will be recorded by Polestar on the purchase of each Used Vehicle as agent in accordance with Clause 4;

b)	for the purposes of recording details of each Unregistered Vehicle purchased by VCFSUK under Clause 3; and

c)

for the purposes of recording details of the acceptances under Clauses 9 and 10 hereof in respect of Floorplan Vehicles for which a standing offer of sale or purchase (as the case may be) by the other applies under each of such Clauses.

5.3

Provided that in doing so shall not cause the Demonstrator Vehicle Facility Available Amount to be exceeded, Polestar shall when first recording details of the vehicle on APAK pursuant to Clause 5.2b) designate as a Demonstrator Vehicle any Unregistered Vehicle which in addition to being available for sale is to be used as a demonstration and/or courtesy and/or business support vehicle by Polestar in the ordinary course of its business (such Demonstrator Vehicle shall then cease to be an Unregistered Vehicle).

5.4

Provided that in doing so shall not cause the Rental Vehicle Facility Available Amount to be exceeded, Polestar shall when first recording details of the vehicle on APAK pursuant to Clause 5.2b) designate as a Rental Vehicle any Unregistered Vehicle which in addition to being available for sale is to be used as a Rental Vehicle by Polestar in the ordinary course of its business (such Rental Vehicle shall then cease to be an Unregistered Vehicle).

5.5

In the event that APAK shall cease to function or shall not function to the satisfaction of VCFSUK all recordings, claims, notifications, invoices and other operations required to be effected through APAK under this Agreement shall be effected in such manner as VCFSUK shall notify to Polestar.

6	REIMBURSEMENT AND PAYMENTS BY VCFSUK FOR USED VEHICLES

6.1	Provided that:

a)

Polestar has recorded details of its purchase as agent of each Used Vehicle (including the identity of the seller) and has notified VCFSUK of its claim for payment and/or reimbursement by operating APAK in accordance with Clause 4.6 and the instructions issued by VCFSUK under Clause 5.1 of this Agreement;

b)

the amount claimed by Polestar by way of reimbursement in respect of a Used Vehicle does not exceed the Used Vehicle Facility Available Amount or/and would not cause the Used Vehicle Facility Available Amount to be exceeded;

c)	none of the events specified in Clauses 16.1 to 16.4 inclusive have occurred;

d)	Polestar shall have paid all sums which it is required to pay under this Agreement;

e)	where requested, Polestar shall have provided evidence satisfactory to VCFSUK of the purchase price of any Used Vehicle; and

f)	Polestar shall have provided evidence satisfactory to VCFSUK of compliance with the insurance requirements under Clause 7.3 in respect of the relevant Used Vehicle.

VCFSUK shall pay to Polestar by way of payment and/or reimbursement in accordance with Clause 6.2 the amount invoiced to VCFSUK for each such Used Vehicle in the composite invoice issued via APAK together with any Value Added Tax payable thereon less an amount equal to any relevant Deposit (if any) payable (and in the case of a Demonstrator Vehicle or Used Vehicle less an amount equal to any Instalment actually paid) by Polestar for each such Used Vehicle which shall be deducted from the full amount otherwise payable by VCFSUK.

6.2

Each payment and/or reimbursement to be made by VCFSUK under Clause 6.1 shall be made in sterling by Bankers Automated Clearing Services (BACS) and will be credited to the Bank Account by the third Business Day following issue of the composite invoice.

6.3

Each claim for payment and/or reimbursement notified via APAK by Polestar in respect of the purchase of a Vehicle under Clause 5 shall constitute a representation and warranty by Polestar to VCFSUK that:

a)

where applicable, each Used Vehicle and each relevant Used Vehicle Purchase Contract is in conformity with the Stipulated Purchase Terms, and constitutes the legal valid binding and enforceable obligations of the relevant seller;

b)

where applicable the relevant Used Vehicle Purchase Contract is a bona fide contract for the sale of goods and that the relevant seller and/or Polestar owned the relevant Used Vehicle free from encumbrances of any nature and passed good title thereto to VCFSUK free of all encumbrances;

c)	Polestar is not aware of and has no reason to suspect that there may arise any dispute or claim of any kind in respect of the each Used Vehicle or Used Vehicle Purchase Contract; and

d)	each Used Vehicle is not a Defective Vehicle and is in good order, repair and condition and complies in all respect with the provisions of the law and this Agreement.

7	STORAGE, MAINTENANCE, DISPLAY, INSURANCE AND SUB-LETTING ARRANGEMENTS

7.1	Storage and Maintenance

At all times, Polestar shall comply or ensure compliance with the following obligations:

a)

safely store and keep secure Floorplan Vehicles and all Records relating thereto on Polestar’s own premises or third parties acting for or on behalf of Polestar and, on prior written request by VCFSUK,

i

where VCFSUK reasonably believe any Floorplan Vehicle or their interests and/ or rights to the same are or may be at risk or Polestar is in breach of this Agreement, deliver any specified Floorplan Vehicles to premises specified by VCFSUK; and/or

ii

make them available to VCFSUK for inspection, save that Polestar shall be entitled to use Demonstrator Vehicles and Rental Vehicles in the ordinary course of its business for demonstration purposes and/or as a courtesy Vehicle and/or as a business support Vehicle or Rental Vehicle;

b)

comply with VCFSUK’s directions from time to time in making arrangements with all appropriate authorities (including Experian Limited and/or HPI Limited (as applicable), or any such reference agencies as VCFSUK may choose from time to time) to ensure that VCFSUK is registered as the owner of Used Vehicles and that all steps are taken to identify Used Vehicles as being VCFSUK’s property which are necessary or desirable in VCFSUK’s opinion and where a prior interest is recorded against a Used Vehicle in favour of a third party, that all steps are taken to have this interest removed within 10 days;

c)

ensure that Floorplan Vehicles are operated only in a skilful and proper manner and in accordance with all laws and all operating instructions and recommendations of the manufacturers and suppliers, and ensure that Floorplan Vehicles are operated only by properly qualified skilled and trained personnel;

d)

maintain each Floorplan Vehicle at all times in good roadworthy condition and in working order properly serviced and in compliance with manufacturer’s and suppliers’ recommendations, legal requirements and with all policies of insurance required pursuant to this Agreement and in particular but without limitation ensure that each Floorplan Vehicle is in compliance with the Road Vehicles (Construction and Use) Regulations 1986 (as amended);

e)	repair all damage to Floorplan Vehicles at Polestar’s own cost (not being damage constituting destruction or total loss);

f)	not remove any parts from Floorplan Vehicles unless the parts are as soon as practicable replaced by an appropriate replacement part;

g)	not alter Floorplan Vehicles except in compliance with paragraphs d), e) and f) above;

h)

keep accurate complete and current records of all use, operation, maintenance, servicing, repairs and replacements in relation to Floorplan Vehicles and make such records available to VCFSUK on written request;

i)

other than Rental Vehicles not remove Floorplan Vehicles from Polestar’s own premises or the premises of a third party acting for or on behalf of Polestar except for use as Demonstrator Vehicles or except in accordance with arrangements approved by VCFSUK from time to time;

j)

Polestar shall ensure that the mileage of any Floorplan Vehicle does not increase by more than the applicable mileage specified in the Offer Terms from such Floorplan Vehicle’s mileage at the date it was purchased by VCFSUK;

k)

obtain and maintain all permissions, licences and permits from time to time required in connection with Polestar’s business or Floorplan Vehicles or the purchase, ownership, delivery, possession, operation, maintenance, import, sale or export of Floorplan Vehicles and to comply with all statutory and other obligations in relation to Floorplan Vehicles and their use;

l)	protect Floorplan Vehicles against distress, execution or seizure and on all occasions when ownership of Floorplan Vehicles is relevant to make it clear that they are VCFSUK’s property;

m)	clean and valet Floorplan Vehicles at frequent intervals for the purposes of display in accordance with Clause 7.2;

n)

not remove any Floorplan Vehicles which is an Unregistered Vehicle from the United Kingdom and not remove any Floorplan Vehicles not being an Unregistered Vehicle from the United Kingdom except with the prior written consent of VCFSUK; and

o)

immediately or as soon as practicable after (but in any event within one (1) Business Day of the request) notify VCFSUK of the location of each Floorplan Vehicle upon written request from VCFSUK to Polestar.

7.2	Display

VCFSUK agrees that Polestar may display each Floorplan Vehicle (other than Rental Vehicles) as available for sale via the internet or on Polestar’s premises or the premises of a third party acting for or on behalf of Polestar, and that Floorplan Vehicles shall be displayed in the same manner as vehicles owned by Polestar and displayed as available for sale or as examples of those which are available for sale save that in addition Polestar shall be entitled to use Demonstrator Vehicles in the ordinary course of its business for demonstration purposes and/or as a courtesy Vehicle and/or as a business support Vehicle. In consideration of VCFSUK so agreeing, Polestar agrees to pay the display charges plus Value Added Tax set out in Clause 8 for each Floorplan Vehicle (other than Rental Vehicles for which rental charges will be due as set out in Clause 8).

7.3	Insurance

From the time a vehicle becomes a Floorplan Vehicle, Polestar shall:

a)

be fully responsible for all loss or damage to the whole or any part of any of the Floorplan Vehicles for whatever reason and wherever situate (including any vehicle holding compound of VCFSUK or Polestar) including loss or damage caused by third parties and Polestar shall indemnify VCFSUK in respect thereof;

b)

obtain and maintain from a reputable insurance company (the “Insurer”) an insurance policy or policies which meet with VCFSUK’s prior approval (each a “Policy”) in respect of Floorplan Vehicles, such Policy to insure each Floorplan Vehicle to VCFSUK’s reasonable satisfaction and to its full purchase price against all risks covered. For the avoidance of doubt, it is the intention of VCFSUK and Polestar that Unregistered Vehicles shall be insured by way of a stock insurance policy, however, all other Floorplan Vehicles shall be insured by way of a motor vehicle insurance policy.

c)

pay all insurance premiums on time in respect of the above insurance and will produce the certificate of insurance and premium receipt to VCFSUK when requested to do so or as soon as practicable after (but in any event within five (5) Business Days of the request);

d)

ensure that any Polestar customer or potential customer having possession of a Floorplan Vehicle is informed by Polestar and signs a written acknowledgement that the insurance cover provided by Polestar provides third party cover only in respect of their use of the Floorplan Vehicle and Polestar shall provide to VCFSUK a copy of any such signed acknowledgement when requested to do so or as soon as practicable after (but in any event within five (5) Business Days of the request); and

e)

ensure that any third party (whether acting for or on behalf of Polestar or not) having possession of a Floorplan Vehicle is informed by Polestar and signs a written acknowledgement that the insurance cover provided by Polestar provides third party cover only in respect of their use of the Floorplan Vehicle and Polestar shall provide to VCFSUK a copy of any such signed acknowledgement when requested to do so or as soon as practicable after (but in any event within five (5) Business Days of the request).

7.4	VCFSUK and Polestar hereby agree that:

a)

in the event of a claim against the Insurer in respect of a Floorplan Vehicle, Polestar shall not commit any act or omission that would prejudice any entitlement VCFSUK may have in respect of a Floorplan Vehicle and VCFSUK reserves the right to assume conduct of all negotiations with the Insurer in the assessment and settlement of liability and/or quantum; and

b)

in the event of a dispute with the Insurer of any matter arising out of or in connection with the policy, VCFSUK reserves the right to assume the conduct of the dispute on its own and Polestar’s behalf and to direct appointment of any legal or professional adviser whose fees shall be paid by Polestar.

7.5

Polestar agrees that at no expense to VCFSUK it will keep on VCFSUK’s behalf all such records and accounts which VCFSUK may be required to keep for the purposes of the Value Added Tax (Cars) Order 1992 and Value Added Tax Notice No. 718 as amended or replaced from time to time.

7.6	Sub-letting

VCFSUK agrees that in addition to Polestar being entitled to display each Floorplan Vehicle on Polestar’s premises or the premises of third parties acting for or on behalf of Polestar and to use Demonstrator Vehicles in the ordinary course of its business for demonstration purposes and/or as a courtesy vehicle and/or as business support vehicle, Polestar may, in return for certain rental charges, temporarily part with possession of those Unregistered Vehicles which it has requested VCFSUK convert to Rentals Vehicles and which have been designated as Rental Vehicles by Polestar and underlet them to certain customers of Polestar subject at all times to the Stipulated Rental Terms.

8	DISPLAY CHARGES, RENTAL CHARGES AND OTHER FEES

8.1	The display and rental charges payable by Polestar to VCFSUK as referred to in Clause 7.2 shall be calculated in accordance with this Clause 8.

8.2

Display and rental charges shall accrue on a daily basis commencing on the Start Date for each Floorplan Vehicle, or such other date as VCFSUK notifies to Polestar from time to time and, in each case, ending on the date VCFSUK receives payment in full from Polestar of all sums due under Clause 11 and under and pursuant to Clauses 16.5a)vi, 16.5b)v, and 17.4 in respect of that Floorplan Vehicle.

8.3	The amount of the daily display charges in respect of each Floorplan Vehicle on any day shall be:

[***]

where:

BR	is the greater of a) the Base Rate on that day or b) [***]

M	is the applicable Margin, and

P	is the purchase price (inclusive of the Value Added Tax thereon) paid by VCFSUK for that Floorplan Vehicle.

8.4	Polestar shall pay VCFSUK a one-off bonnet fee per Floorplan Vehicle in the amount agreed between VCFSUK and Polestar in the Offer Terms from time to time.

8.5

VCFSUK will submit a monthly invoice(s) for the display and rental charges (and where applicable the bonnet fees) to Polestar. Polestar shall pay these charges plus Value Added Tax in arrears monthly by VCFSUK debiting from the Bank Account the amount shown on the relevant invoice(s) with the debit initiated by VCFSUK on the same day that the relevant invoice(s) are submitted with payment being taken from the Bank Account in accordance with the BACS direct debit scheme rules as in force from time to time but which at the time of this Agreement means that the payment will be taken within three (3) Business Days of VCFSUK initiating the debit.

8.6	For the purposes of this Clause 8 and this Agreement:

“Base Rate” means the monthly published Bank of England base rate, or other such rate as VCFSUK may notify to Polestar from time to time, as calculated on the last working day of the month and as rounded up to the next [***] (and if the rate is less than [***], it shall be deemed to be [***]). For the avoidance of doubt, notification to Polestar of any rate change by VCFSUK may be via any method of written communication, including but not limited to, email, text message and/or notification via the APAK system (or other such system as VCFSUK chooses to use in conjunction with and/or instead of APAK); and

“Margin” means:

(a)	for a Used Vehicle, such percentage as notified to Polestar by VCFSUK in the Offer Terms;

(b)	for a Demonstrator Vehicle, [***];

(c)	for an Unregistered Vehicle during the Initial Financing Period, [***];

(d)	for an Unregistered Vehicle during the Second Financing Period, [***]; or

(e)	for a Rental Vehicle, such percentage as notified to Polestar by VCFSUK in the Offer Terms;

or such other amount as may be notified to Polestar by VCFSUK from time to time.

9	VCFSUK’S STANDING OFFER TO SELL FLOORPLAN VEHICLES TO POLESTAR

9.1

Subject to Clause 2, VCFSUK hereby offers to sell to Polestar any Floorplan Vehicle (other than a Demonstrator Vehicle or Rental Vehicle whose offer to sell is determined pursuant to Clause 10.1) in respect of which Polestar (as seller acting on its own account) may from time to time have entered into a sale contract with a third party as buyer. Such offer is made on the terms set out in the following provisions of this Clause 9 and subject to the payment of the Deposit (if any) for such relevant Used Vehicle as specified in Clause 11. Polestar shall notify VCFSUK promptly upon entering into any such sale contract with a third party as buyer.

9.2

This offer by VCFSUK pursuant to Clause 9.1 is a standing offer which may be accepted by Polestar in relation to any Floorplan Vehicle (other than a Demonstrator Vehicle or Rental Vehicle) by notifying VCFSUK via APAK (or by such other means as VCFSUK directs) of Polestar’s acceptance and identifying the relevant Floorplan Vehicle through the appropriate input to APAK in such form as VCFSUK may from time to time stipulate giving full details of the Floorplan Vehicle to which it relates, together with such additional documentation and information as VCFSUK may from time to time stipulate.

9.3

Receipt by VCFSUK of an acceptance under Clause 9.2 together with such documentation referred to therein shall constitute an agreement by VCFSUK to sell and by Polestar to purchase the Floorplan Vehicles specified therein on the Stipulated Sale Terms and VCFSUK and Polestar shall be deemed to have entered into a Sale Contract for such Floorplan Vehicles.

9.4

The purchase price (excluding Value Added Tax) of any Floorplan Vehicle sold by VCFSUK to Polestar pursuant to this Clause 9 shall be equal to the purchase price (excluding Value Added Tax) of that Floorplan Vehicle paid (or payable) by VCFSUK. Polestar shall make payment of the purchase price in accordance with Clause 11.

9.5

Save in relation to any Floorplan Vehicle in respect of which this offer may have previously been accepted, VCFSUK may at any time by written notice forthwith withdraw or vary this offer as it thinks fit.

9.6	Upon entering into any Sale Contract with VCFSUK Polestar shall use APAK to record the fact that the relevant Floorplan Vehicle has been sold.

10	POLESTAR’S AGREEMENT TO PURCHASE DEMONSTRATOR VEHICLES AND RENTAL VEHICLES AND STANDING OFFER TO PURCHASE OTHER FLOORPLAN VEHICLES FROM VCFSUK

10.1

With effect from Polestar designating an Unregistered Vehicle as a Demonstrator Vehicle or Rental Vehicle via APAK in accordance with Clause 5.3 or as a Rental Vehicle via APAK in accordance with Clause 5.4, Polestar agrees to purchase and VCFSUK agrees to sell such Demonstrator Vehicle or Rental Vehicle to Polestar on and subject to the Stipulated Sale Terms (as they apply to Demonstrator Vehicles and/or Rental Vehicles).

10.2	Polestar hereby offers to purchase from VCFSUK any Floorplan Vehicle which is Appropriated.

10.3

Each offer referred to in Clause 10.2 is a standing offer which may be accepted in relation to any Floorplan Vehicle by VCFSUK notifying Polestar via APAK of VCFSUK’s acceptance and identifying the relevant Floorplan Vehicle through the appropriate input to APAK.

10.4

The notification via APAK by VCFSUK of such acceptance shall constitute an agreement by Polestar to purchase and by VCFSUK to sell the Floorplan Vehicles specified therein on the Stipulated Sale Terms and Polestar and VCFSUK shall be deemed to have entered into a Sale Contract for such Floorplan Vehicles.

10.5

The purchase price (excluding Value Added Tax) of any Floorplan Vehicle sold by VCFSUK to Polestar pursuant to Clause 10 shall be equal to the purchase price (excluding Value Added Tax) of that Floorplan Vehicle paid (or payable) by VCFSUK to Polestar. Polestar shall make payment of the purchase price in accordance with Clause 11.

10.6	Each offer referred to in Clause 10.2 is irrevocable and may not be withdrawn by Polestar at any time.

11	PAYMENT OF DEPOSITS, INSTALMENTS AND BALANCE OF THE PURCHASE PRICE BY POLESTAR

11.1

Polestar shall be obliged to pay to VCFSUK, at the time specified in Clause 11.2, a Deposit for each Used Vehicle in an amount (if any) as calculated by VCFSUK in the Offer Terms notified to Polestar, such Deposit representing a down-payment by Polestar towards the anticipated future acquisition of the relevant Used Vehicle by Polestar from VCFSUK on an acceptance by Polestar of VCFSUK’s standing offer under Clause 9 or on an acceptance by VCFSUK of Polestar’s standing offer under Clause 10. VCFSUK may also apply such Deposit towards the acquisition of a Used Vehicle by Polestar pursuant to Clause 16.

11.2

The Deposit payable for each Used Vehicle shall be paid by Polestar on the day Polestar is paid by VCFSUK in respect of the relevant Used Vehicles under Clause 6.2 and Polestar hereby authorises VCFSUK to deduct the amount of the relevant Deposit from the amount to be paid to Polestar for a Used Vehicle as specified in Clause 6.1.

11.3

a)

Polestar shall pay the Instalments for each Used Vehicle, Demonstrator Vehicle and Rental Vehicle to VCFSUK (together with any Value Added Tax) as notified to Polestar by VCFSUK in the Offer Terms or as notified from time to time by payment being made from the Bank Account by direct debit initiated by VCFSUK through APAK.

b)

Polestar shall pay to VCFSUK the balance of the purchase price in respect of any other amount due from Polestar of each Used Vehicle, Demonstrator Vehicle and Rental Vehicle and (taking account of any Instalments already paid and which has not already been set off (in whole or in part) in respect of any other amount due from Polestar) by payment being made from the Bank Account by direct debit initiated by VCFSUK through APAK on or before the third Business Day following the recording of VCFSUK’s acceptance under Clause 10.2.

11.4

Subject to Clause 11.5 below, Polestar shall pay to VCFSUK the purchase price (or in the case of a Used Vehicle, the balance of the purchase price less any relevant Deposit and/or Instalment (if any) already paid and which has not already been set off (in whole or in part)) in respect of any other amount due from Polestar of each Floorplan Vehicle in respect of which a Sale Contract has been entered into (together with any Value Added Tax) by payment being made from the Bank Account by direct debit initiated by VCFSUK through APAK on or before the third Business Day following the recording of VCFSUK’s acceptance under Clause 10.2 above or Polestar’s acceptance under Clause 9.2 above, as the case may be.

11.5

In the case of a sale of an Unregistered Vehicle by Polestar to a fleet customer and where VCFSUK has agreed to delay the payment of the balance of the purchase price (payable in accordance with Clause 11.4 above) for the Direct Debit Delay Period, VCFSUK will initiate the direct debit in the same manner as described in Clause 11.4 above but this will instead be initiated after the Direct Debit Delay Period has expired. For the avoidance of doubt, VCFSUK will retain title to the Unregistered Vehicle and the interest of VCFSUK shall remain registered against the Unregistered Vehicle until VCFSUK has received all payments due in respect of that Unregistered Vehicle to be paid by Polestar.

12	INDEMNITY

12.1

Polestar will at all times indemnify VCFSUK and keep it indemnified from and against any action, proceedings, claims and demands which may be brought or made against it and any costs, claims, damages, demands, charges, expenses, liabilities or loss (excluding loss of profit) which VCFSUK may suffer, incur or sustain:-

a)	without prejudice to VCFSUK’s obligations under this Agreement, as a direct result of becoming a party to any Used Vehicle Purchase Contract or Sale Contract; or

b)	as a direct result of Polestar exceeding its authority hereunder or disclosing to any third party the agency hereby granted; or

c)	in connection with the delivery, possession, operation, maintenance, import or export of Floorplan Vehicles or by reason of any loss or damage thereto; or

d)

without prejudice to VCFSUK’s obligations under this Agreement, as a direct result of any dispute with or claim by or against any seller under any Used Vehicle Purchase Contract or any buyer under any Sale Contract; or

e)	as a direct result of Polestar breaching this Agreement.

12.2

VCFSUK will at all times indemnify Polestar and keep it indemnified from and against any action, proceedings, claims and demands which may be brought or made against it and any costs, claims, damages, demands, charges, expenses, liabilities or loss (excluding loss of profit) which Polestar may suffer, incur or sustain as a direct result of VCFSUK breaching this Agreement.

12.3

Polestar shall pay and discharge or cause to be paid and discharged, as soon as the same arise or become payable (and shall, if requested by VCFSUK, produce to VCFSUK evidence of the payment and discharge thereof) and indemnify VCFSUK and keep VCFSUK fully indemnified against:

a)	any Tax Liabilities; or

b)	any licence, duties, registration, recording, filing or other fees, charges (including congestion charges) or levies and any interest or penalties payable in connection with any of the same which arise or become payable at any time in respect of:

(A)	the Floorplan Vehicles or any interest therein; or

(B)

any document, payment, matter, circumstance or transaction contemplated by this Agreement or by any Used Vehicle Purchase Contract or any Sale Contract including (without limitation) the purchase, ownership, possession, operation, storage, maintenance, protection, sale, attempted sale or other disposition of the Floorplan Vehicles or any interest therein;

or which arise or become payable as a result (whether alone or in connection with any other matter or circumstance) of anything done in response to any request by Polestar, provided that Polestar shall not be obliged to indemnify VCFSUK pursuant to this Clause 12.3 against Corporation Tax attributable to any amount actually paid by Polestar under Clause 8 by way of display charges.

12.4	The indemnities set forth in Clauses 12.1, 12.2 and 12.3 shall continue in force notwithstanding any termination of Polestar’s agency under this Agreement.

13	AUTHORITY

Polestar or VCFSUK shall not have and shall not hold itself out as having authority on behalf of the other except as expressly provided in and subject to the terms of this Agreement and neither VCFSUK or Polestar shall be entitled to sub-delegate its authority hereunder without the prior written consent of the other party.

14	LIABILITY

14.1

Polestar shall be liable for and indemnify VCFSUK against any claims, demands or actions made or brought by any third party (including any employee of Polestar) in respect of any injury or damage occurring as a result of the use of or presence of any Vehicle (and any Defective Vehicle).

14.2	Nothing in this Agreement shall limit or exclude the liability or remedy of either VCFSUK or Polestar:

14.2.1	for death or personal injury caused by its negligence, or that of its employees, agents or sub-contractors;

14.2.2	for fraud or fraudulent misrepresentation; or

14.2.3	for any act, omission or matter, liability for which may not be excluded or limited under any law or regulation applicable to this Agreement.

15	FURTHER ASSURANCE

15.1

Polestar shall from time to time, at the request of VCFSUK and at Polestar’s cost, execute in favour of VCFSUK, or as it may direct, such security or additional security, as the case may be (including assignments, transfers, mortgages, charges or other similar documents) as VCFSUK shall stipulate over Polestar’s estate or interest in any property or assets of whatsoever nature or tenure and wheresoever situate, for the purpose of providing security to VCFSUK for the payment or discharge of any obligations of Polestar under or in connection with this Agreement. A non-exhaustive example of where VCFSUK may made a request would be in the event that in the opinion of VCFSUK, the financial position of Polestar has materially worsened.

15.2	Polestar shall not create or permit to subsist any encumbrance affecting any of its assets or undertaking without the prior written consent of VCFSUK (which shall not be unreasonably withheld).

16	TERMINATION

16.1

Either Polestar or VCFSUK may at any time by notice in writing to the other terminate the authority of Polestar to act as VCFSUK’s agent in connection with Used Vehicles pursuant to Clause 4. VCFSUK may give notice of termination to Polestar at any time by precluding Polestar from recording details of any further Used Vehicle Purchase Contracts of Vehicles or transfers of Used Vehicles on APAK.

16.2

VCFSUK may with immediate effect terminate Polestar’s authority to act as VCFSUK’s agent under this Agreement and the standing offer made by VCFSUK in Clause 9 shall automatically terminate if any of the following occurs in respect of Polestar or, where applicable, any member of Polestar’s Group:

a)	it is or is deemed for the purposes of any law to be unable to pay its debts as they fall due or insolvent;

b)	it admits its inability to pay its debts as they fall due;

c)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities);

d)	it suspends making payments on any of its debts or announces an intention to do so;

e)	by reason of actual or anticipated financial difficulties it commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

f)	a moratorium is declared in respect of any of its indebtedness;

g)

it undergoes any change in its business, constitution or management or the Control of it or its business or any occurrence which is likely to or does result in a third party acquiring Control (whether through voting rights in relation to issued share capital or otherwise) of it without the prior written consent of VCFSUK such consent not to be unreasonably withheld;

h)	in the reasonable opinion of VCFSUK any event or series of events occurs which has or could reasonably be expected to have a Material Adverse Effect;

i)	there is an irremediable breach of any of the terms of this Agreement. For the avoidance of doubt, a breach of any of Clauses 15.2, 18 or 22.3 shall be deemed to be an irremediable breach;

j)

there is a breach of any of the terms of this Agreement which is capable of remedy, VCFSUK has given Polestar notice of the breach and Polestar has not remedied the same within the period of fourteen (14) days of receipt of such notice. For the purposes of this Clause 16.2j) a breach shall be considered capable of remedy if Polestar is able to comply with the obligation to remedy it within such fourteen (14) day period;

k)	there is a breach of any of the obligations or undertakings contained in any other agreement between VCFSUK and Polestar;

l)	there is a material breach of any of the obligations or undertakings contained in any agreement between VCFSUK and any member of Polestar’s Group; and

m)

Polestar has ceased to be authorised to import and/or sell Vehicles which are (i) manufactured and/or imported by Polestar or any of its subsidiary companies or holding companies (as each of those terms is defined by the Companies Act 2006) and any subsidiary of such holding company, (ii) Polestar branded, and (iii) distributed in the United Kingdom.

16.3

VCFSUK may with immediate effect terminate Polestar’s authority to act as VCFSUK’s agent under this Agreement and the standing offer made by VCFSUK in Clause 9 shall automatically terminate if any action, legal proceedings or other procedure is taken by or against Polestar or, where applicable, any member of Polestar’s Group in relation to or with a view to:

a)

the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration (whether out of court or otherwise) reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

b)	a composition, assignment or arrangement with any creditor;

c)

the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer (in each case whether out of Court or otherwise);

d)	the enforcement of any security over any assets of Polestar or any member of Polestar’s Group;

e)

convening a meeting of the directors or members for the purposes of considering any resolution for or to petition for or apply for or to file documents with a Court for its winding up, administration (whether out of Court or with any registrar or otherwise) or dissolution or any such resolution passed;

f)	any person presenting a petition or an application for its winding up or administration or any person filing a notice of intention to appoint an administrator or dissolution;

g)

its directors or other officers requesting the appointment of or giving notice of their intention to appoint or take any step with a view to appointing a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator (whether out of Court or otherwise) or similar officer; or

h)	any analogous procedure or step is taken in any jurisdiction.

16.4

VCFSUK may with immediate effect terminate Polestar’s authority to act as VCFSUK’s agent under this and the standing offer made by VCFSUK in Clause 9 shall automatically terminate if any equivalent steps or proceedings to those (or any of them) set out in Clause 16.3 shall be taken against any member of Polestar’s Group.

16.5

a)	Upon any termination specified in Clauses 16.2 to 16.4 (inclusive) or on withdrawal of VCFSUK’s standing offer detailed in Clause 9:

i	the authority and ability of Polestar to cause VCFSUK to enter into Used Vehicle Purchase Contracts and/or Sale Contracts shall terminate forthwith;

ii	the authority and ability of Polestar to request VCFSUK enter into Purchase Contracts shall terminate forthwith;

iii

VCFSUK shall be entitled to take immediate possession of all Floorplan Vehicles and to enter into any premises of Polestar or the premises of third parties acting for or on behalf of Polestar in order to do so and Polestar will procure that VCFSUK has immediate access to do so on any such premises;

iv	Polestar shall on request redeliver any Floorplan Vehicles to a location specified by VCFSUK;

v

VCFSUK shall be obliged to repay to Polestar any Deposit received from Polestar provided that VCFSUK shall firstly be entitled to setoff and apply any Deposits it has received against any amount which Polestar may owe to VCFSUK: (a) in respect of Floorplan Vehicles sold by VCFSUK to Polestar; or (b) otherwise;

vi	VCFSUK shall be entitled by notice in writing to require Polestar forthwith to purchase from VCFSUK any one or more Floorplan Vehicles in accordance with Clause 16.7;

vii	VCFSUK shall be entitled to require Polestar on demand to pay all display, rental and interest charges accrued under Clauses 7.2 and 8;

viii	all Instalments in respect of each Used Vehicle, Demonstrator Vehicle and Rental Vehicle shall become and be immediately due and payable; and

ix

VCFSUK shall be released from any obligation to reimburse Polestar in accordance with Clause 6 in respect of any Used Vehicle Purchase Contract entered into by Polestar prior to termination under Clauses 16.2, 16.3 or 16.4 or a withdrawal of its standing offer under Clause 9 and on title to any Vehicle under such Used Vehicle Purchase Contract passing to VCFSUK such title as VCFSUK receives shall immediately pass to Polestar on the payment of £1 by Polestar to VCFSUK on an “as is where is” basis and without any representation or warranty (express or implied).

b)	Upon any notice of termination specified in Clause 16.1:

i	the authority and ability of Polestar to cause VCFSUK to enter into Used Vehicle Purchase Contracts and/or Sale Contracts relating to Used Vehicles shall terminate forthwith; and

ii

VCFSUK shall be entitled to take immediate possession of all Used Vehicles and to enter into any premises of Polestar or the premises of third parties acting for or on behalf of Polestar in order to do so and Polestar will procure that VCFSUK has immediate access to do so on any such premises;

iii	Polestar shall on request redeliver any Used Vehicles to a location specified by VCFSUK;

iv

VCFSUK shall be obliged to repay to Polestar any Deposit received from Polestar provided that VCFSUK shall firstly be entitled to setoff and apply any Deposits it has received against any amount which Polestar may owe to VCFSUK: (a) in respect of Floorplan Vehicles sold by VCFSUK to Polestar; or (b) otherwise;

v	VCFSUK shall be entitled by notice in writing to require Polestar forthwith to purchase from VCFSUK any one or more Used Vehicles in accordance with Clause 16.7;

vi	VCFSUK shall be entitled to require Polestar on demand to pay all display, rental and interest charges accrued under Clauses 7.2 and 8; and

vii

VCFSUK shall be released from any obligation to reimburse Polestar in accordance with Clause 6 in respect of any Used Vehicle Purchase Contract entered into by Polestar prior to termination under Clause 16.1 and on title to any Vehicle under such Used Vehicle Purchase Contract passing to VCFSUK such title as VCFSUK receives shall immediately pass to Polestar on the payment of £1 by Polestar to VCFSUK on an “as is where is” basis and without any representation or warranty (express or implied).

16.6

At any time where in the reasonable opinion of VCFSUK, Polestar is in breach of this Agreement or where VCFSUK reasonably believes that not to do so would or may be detrimental to VCFSUK, VCFSUK may, and without notice, suspend the authority of Polestar to act as VCFSUK’s agent hereunder and/or to enter into any Used Vehicle Purchase Contracts on behalf of VCFSUK for the purchase of Used Vehicles. VCFSUK will notify Polestar as soon as reasonably practicable in the event of it exercising its right pursuant to this clause. Notwithstanding any such suspension, all obligations of Polestar pursuant to the Agreement including, but not limited to, the obligation to make payments in full, and on time, shall remain with full force and effect. VCFSUK reserves the right (at its absolute discretion) to reinstate Polestar’s authority with immediate effect at any time.

16.7

Forthwith upon receiving a notice from VCFSUK under Clause 16.5a)vi or Clause 16.5b)v, VCFSUK and Polestar shall be deemed to have entered into a Sale Contract for the relevant Floorplan Vehicles and Polestar shall immediately purchase from VCFSUK all Floorplan Vehicles specified in the notice for a price equal to the price (exclusive of Value Added Tax) paid by VCFSUK for such Floorplan Vehicles (together with Value Added Tax thereon) and otherwise on the terms of the Stipulated Sale Terms provided that Polestar shall only be obliged to pay the balance of the purchase price for each Floorplan Vehicle taking into account the relevant Deposit (if any) and/or Instalments (if any) already paid by it and which has not already been set-off (in whole or in part) by VCFSUK in respect of any other amount due from Polestar.

17	PAYMENTS AND TAXES

17.1

All sums payable by Polestar hereunder or pursuant hereto (including, where applicable, any sums payable by Polestar to VCFSUK pursuant to its obligations to account for monies received by it as VCFSUK’s agent) whether in respect of commission, fees or otherwise, shall be paid in full without any set-off or counterclaim whatsoever and free and clear of and without any deduction or withholding whatsoever save only as may be required by law and in the event of any such requirement Polestar will ensure that such deduction or withholding is made and that it does not exceed the minimum legal requirement therefor and contemporaneously with the payment which is subject to such deduction or withholding Polestar shall pay to VCFSUK such additional amount as will result in the receipt by VCFSUK of the full amount which would otherwise have been received hereunder or pursuant hereto had no such deduction or withholding been required to be made.

17.2

If Polestar makes any payment hereunder in respect of which it is required to make any deduction or withholding and to account for the same to the relevant taxation or other authority, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to VCFSUK within thirty (30) days after receipt thereof, the original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment.

17.3

If VCFSUK makes any supply for Value Added Tax purposes pursuant to or in connection with this Agreement or any transaction or document contemplated herein Polestar shall (save to the extent that VCFSUK is entitled to be indemnified in respect of that Value Added Tax by an increased payment under Clause 17.4 below) pay on demand to VCFSUK an amount equal to any Value Added Tax which is payable in respect of that supply.

17.4

All payments to be made by Polestar under and pursuant to this Agreement are calculated without regard to Value Added Tax. If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply for the purposes of Value Added Tax (whether that supply is taxable pursuant to the exercise of an option or otherwise) by VCFSUK, the amount of that payment shall be increased by an amount equal to the amount of Value Added Tax which is chargeable in respect of the taxable supply in question.

17.5

No payment or other consideration to be made or furnished by VCFSUK to Polestar pursuant to or in connection with this Agreement or any transaction or document contemplated herein may be increased or added to by reference to (or as a result of any increase in the rate of) any Value Added Tax which shall be or may become chargeable in respect of the taxable supply in question and accordingly the provisions of Section 89 of VATA shall not apply in respect of any such payment or other consideration.

17.6

If and to the extent that any payment or other consideration to be made or furnished by VCFSUK to any person (other than Polestar) pursuant to or in connection with this Agreement or any transaction or document contemplated herein may be increased or added to by reference to (or as a result of any increase in the rate of) any Value Added Tax, Polestar shall pay to VCFSUK on demand an amount equal to that increase or the value of that addition.

17.7

In the event that there shall be any delay in the recovery by VCFSUK of input tax (as the expression is defined in Section 24(1) of VATA) paid by VCFSUK caused solely by the failure of HM Commissioner of Revenue & Customs to treat any supply by a seller under a Used Vehicle Purchase Contract or by VCFSUK under a Sale Contract in accordance with Section 47(2A) VATA or any provision introduced in addition to or as a replacement for the same both as a supply to Polestar and as a supply by Polestar beyond the normal payment date (being the date on which VCFSUK or the VAT group representative member should have received and retained a credit or repayment in respect of such input tax) for the relevant prescribed accounting period for the purposes of Value Added Tax, Polestar shall indemnify VCFSUK in respect thereof by payment to VCFSUK of any amount equal to interest at [***] above Base Rate on the amount of the input tax in respect of which the delay has occurred from the relevant normal payment date to but excluding the date upon which a credit is given or a repayment is actually received in respect of such input tax.

17.8

If VCFSUK makes a payment of Value Added Tax pursuant to or in connection with this Agreement or any transaction or document contemplated herein and, as at the date falling three (3) calendar months after such payment, neither VCFSUK nor a VAT group representative member has received and retained a credit (whether by way of set off or repayment) for that payment as input tax under Sections 24, 25 and 26 of VATA, nor received and retained a credit for it under any similar or equivalent legislation, such payment shall be deemed to be Irrecoverable VAT and Polestar shall (subject to the adjustment provisions of Clause 16.1) pay to VCFSUK on demand an amount equal to such payment together with interest thereon at Base Rate from the date of payment by VCFSUK to the date of demand and thereafter to the date of reimbursement by Polestar at the rate equal to the aggregate of Base Rate and [***].

17.9

If, after a particular payment has been made under this Agreement, it transpires that Value Added Tax has not been charged when it was chargeable, or that the amount of Value Added Tax (if any) that has been charged is not correct, the person making the relevant supply shall (subject to the provisions of Clause 17.5 above) submit an invoice or a supplementary invoice to recover any shortfall (as the case may be), or a credit note in respect of any overpayment, and the necessary payments or adjustment payments (as the case may be) shall be made on or within ten (10) Business Days thereafter. In respect of any such overpayment by VCFSUK, VCFSUK shall be entitled to charge Polestar interest on the sum overpaid at Base Rate from and including the date of such overpayment to but excluding the date the necessary adjustment payment is made.

17.10

Polestar shall notify VCFSUK immediately or as soon as practicable after (but in any event within two (2) Business Days) if Polestar’s VAT registration number changes or Polestar becomes de-registered for Value Added Tax purposes or Polestar changes business address.

17.11

All stamp, documentary, registration or other like duties or taxes, including any penalties, additions, fines, surcharges or interest relating thereto, which are imposed or chargeable on or in connection with this Agreement or any other document connected with or contemplated by this Agreement shall be paid by Polestar PROVIDED THAT VCFSUK shall be entitled but not obliged to pay any such duties or taxes (whether or not they are its primary responsibility), whereupon Polestar shall on demand indemnify VCFSUK against those duties or taxes.

18	REPRESENTATIONS AND WARRANTIES

VCFSUK and Polestar represents and warrants to the other party that:

a)

it has power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate or other action required to authorise the execution of this Agreement by it and the performance by it of its obligations hereunder has been duly taken;

b)

the execution of this Agreement and its exercise of its rights and performance of its obligations hereunder (i) will not result in the existence of nor oblige it to create any encumbrance over all or any of its present or future revenues or assets and (ii) will not result in any breach by it of any provision of its memorandum of association or its articles of association, any provisions of law or any agreement or other instrument binding on it;

c)

it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or, to the best of its knowledge and belief, threatened against it for its winding-up dissolution or reorganisation or for the appointment of an administrator, administrative receiver, receiver, trustee or similar officer of it or of any or all of its assets;

d)	no event or series of events has occurred in the last 12 months which has or could reasonably be expected to have a Material Adverse Effect; and

e)	it is registered for Value Added Tax purposes.

19	LOSS AND DESTRUCTION

Polestar shall notify VCFSUK promptly of any loss or destruction (including constructive loss) of any Floorplan Vehicle. Within 7 Business Days following any such loss or destruction of any Floorplan Vehicle Polestar shall make a payment to VCFSUK by way of indemnity equal to the purchase price paid by VCFSUK for that Floorplan Vehicle but having regard to any Instalment already paid in the case of a Demonstrator Vehicle and any relevant Deposit (if any) and/or Instalment (if any) already paid by Polestar in respect of any Used Vehicle and which has not already been set-off (in whole or in part) by VCFSUK in respect of any other amount due from Polestar.

20	FEES COSTS AND EXPENSES

20.1	Polestar agrees to pay VCFSUK an annual facility fee if any is specified in the Offer Terms.

20.2	Polestar shall pay on demand all costs and expenses and Value Added Tax thereon incurred by VCFSUK in connection with:

a)

the negotiation preparation and execution of any security documents entered into pursuant to this Agreement except to the extent that such costs and expenses are incurred by VCFSUK in relation to the guarantee and indemnity provided by Polestar Performance on or around the date of this Agreement;

b)	the granting of any waiver or consent or any variation of this Agreement or any documents contemplated hereby; and

c)	the perfection, protection, preservation or enforcement (whether attempted or successful) of any of VCFSUK’s rights under this Agreement, any Used Vehicle Purchase Contract and any Sale Contract.

20.3

In respect of Floorplan Vehicles Polestar shall be liable to pay to VCFSUK on demand an additional administration fee of [***] (plus any Value Added Tax thereon) on each occasion that there is a failure by Polestar either to notify VCFSUK of a sale contract with a third party as buyer pursuant to Clause 9.1 or a failure by Polestar to comply with any of its obligations under Clause 7.1 as a contribution towards the additional administrative costs of and monitoring undertaken by VCFSUK as a result of such failures.

20.4

In respect of Used Vehicles, Polestar shall be liable to pay VCFSUK an additional administration fee of [***] (plus any Value Added Tax thereon) as a contribution towards VCFSUK’s administrative costs in the event that (i) a direct debit or other similar payment is dishonoured or (ii) Polestar requests payment of any sums due by VCFSUK under this Agreement by telegraphic transfer. VCFSUK will submit a monthly invoice(s) for the administration fees to Polestar. Polestar shall pay these fees plus Value Added Tax in arrears on the first day of each calendar month immediately following the month to which the charges relate by VCFSUK debiting from the Bank Account the amount shown on the relevant invoice(s).

21	FORCE MAJEURE

21.1

Except for the obligation to pay money properly due and owing, a party shall be excused from any delay or failure in performance hereunder caused by reason of Force Majeure. For the purposes of this Clause 21 “Force Majeure” means any occurrence or contingency beyond the reasonable control of the relevant party, including, but not limited to, failure of performance by the other party, acts of God, earthquake, labour disputes (including those with employees of the relevant party), riots, governmental requirements, epidemic, pandemic, any failure of computer or telecommunications equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.

21.2	The parties shall be relieved from the obligations under this Agreement during the period and to the extent only that they are prevented from complying with this Agreement by reason of Force Majeure.

22	GENERAL

22.1	Interest on late payment

Interest will be charged on all amounts due from Polestar to VCFSUK hereunder and not paid on the due date; such interest will be charged on a daily basis at the rate which is the aggregate of [***] and the Base Rate for the time being.

22.2	Notices

a)

The parties acknowledge and agree that any communication in the day to day business regarding the operation of this Agreement can be conducted by email to the email address notified by each party to the other party for that purpose from time to time, or any other way the parties deem appropriate. However, unless as otherwise stated in this Agreement any notice or other communication given under this Agreement shall be in writing and given by personal delivery, facsimile transmission or pre-paid first class post.

b)	Notices given by personal delivery or post shall be delivered or sent:

i	to Polestar at its address set forth above; and

ii	to VCFSUK at Volvo Car Financial Services UK Limited, Wholesale Risk 1B, Scandinavia House, Norreys Drive, Maidenhead, SL6 4FL

c)	Notices given by facsimile transmission shall be sent to the number notified by the addressee to the other party hereto for that purpose from time to time.

d)	Any party may vary its address for service by notice given as aforesaid.

e)	Notices shall be deemed to have been given as follows:

i	where given by personal delivery, immediately upon delivery;

ii	where given by post, 2 Business Days after the date of mailing;

iii

where given by facsimile transmission, immediately upon transmission provided that the sender shall have received a transmission report indicating that all the pages of the notice have been transmitted to the correct facsimile number and provided that the transmission report indicates that it was received during business hours or otherwise on the next Business Day; and

iv	where given by electronic means, immediately upon transmission in accordance with the systems from time to time prescribed by VCFSUK.

The solicitors who will act for VCFSUK in relation to this Agreement and perfection of any security documents will be Shoosmiths LLP, Financial Services Team —Commercial, 6th Floor, 2 Colmore Square, 38 Colmore Circus Queensway, B4 6SH (Email: VCFSUK@shoosmiths.co.uk).

22.3	Assignment

Polestar may not assign its rights or obligations under this Agreement or any agreement which may be made pursuant hereto or in connection herewith without the prior written consent of VCFSUK.

22.4	Severability

If at any time any provision of this Agreement or any agreement which may be made pursuant hereto or in connection herewith is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

22.5	Title to Floorplan Vehicles

Polestar and VCFSUK confirm and agree that payment of any Instalment or Deposit by Polestar will not give any rights or interest to Polestar (or pass any legal or equitable title to Polestar) in any Floorplan Vehicle.

22.6	Waiver, Remedies Cumulative

No failure to exercise, nor any delay in exercising, on the part of VCFSUK of any right, remedy, power or privilege under this Agreement or any agreement which may be made pursuant thereto or in connection herewith shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

22.7	Rights of set-off

Without prejudice to any of its other rights and remedies VCFSUK shall be entitled to set off all or any of its liabilities to Polestar against all or any of Polestar’s liabilities to VCFSUK under or pursuant to this or any other agreement or account.

22.8	Bank Account

Polestar agrees to keep sufficient funds available in the Bank Account in order to meet its obligations to VCFSUK under the Agreement (and any security documents as the case may be) from time to time. VCFSUK is hereby authorised to debit from the Bank Account payments due to it under and in accordance with this Agreement.

22.9	Audit

a)

Polestar will permit VCFSUK on two (2) Business Days’ written notice, at any time during the business hours of Polestar, to carry out a check of stocks of Floorplan Vehicles held by Polestar under the terms of this Agreement and for this purpose to enter on any premises of Polestar where such stock is held. Polestar will procure for VCFSUK equivalent access to such premises of any third party acting for or on behalf of Polestar where Floorplan Vehicles are held.

b)

Polestar will permit VCFSUK on two (2) Business Days’ written notice, at any time during the business hours of Polestar, to carry out an audit of Polestars relevant books and records relating to the operation of this Agreement and the Used Vehicle Purchase Contracts and Sales Contracts and payments due or made thereunder and for this purpose to enter on any premises of Polestar where such books, records and stocks are held. Polestar will procure for VCFSUK equivalent access to such premises of any third party acting for or on behalf of Polestar where the same such books and records are held.

22.10	Offer Terms

22.10.1 Subject to Clause 22.10.2, the Offer Terms may be amended, varied and/or supplemented as agreed in writing between VCFSUK and Polestar from time to time.

22.10.2 The facility limits set out in the Offer Terms may be amended, increased, decreased or suspended by VCFSUK at any time by giving written notice to Polestar of the same.

22.11	Information

Polestar shall provide each year to VCFSUK (by no later than 270 days following the financial year end of Polestar) a copy of its audited annual accounts and the audited annual accounts of its holding company (as such term is defined in the Companies Act 2006), if any. If Polestar is a partnership or sole trader, Polestar shall provide each year to VCFSUK (by no later than 270 days following the financial year end of Polestar) a copy of its annual certified accounts. In addition, Polestar shall submit to VCFSUK any information of an accounting, financial or statistical nature in such form as VCFSUK may reasonably require. In any event, if so required, Polestar will provide regular financial statements in such form and at such intervals as VCFSUK may reasonably specify. Polestar authorises VCFSUK to obtain from Polestar Performance financial and other information held by the same about Polestar and also to provide financial and other information held by VCFSUK in relation to Polestar to Polestar Performance.

22.12	Governing Law

This Agreement and any agreement which may be made pursuant hereto or in connection herewith shall be governed by and construed in all respects in accordance with the laws of England.

22.13	Indulgence

VCFSUK shall have full power at its discretion to give time for payment or granting any indulgence to Polestar, or make any other arrangements with any other company or companies or person or persons without prejudice to the liability of Polestar hereunder and that all monies received by VCFSUK from Polestar or any person or persons liable to pay the same may be applied by VCFSUK to any account or item of account or any transaction to which the same may be applicable.

22.14	Time of the essence

Time shall be of the essence as regards the times and dates referred to in this Agreement and as regard any times and dates which may be substituted for them by agreement between the parties.

22.15	Entire Agreement

This Agreement (together with the Offer Terms) sets out the entire agreement between the parties. It supersedes any previous agreement between them in relation to the subject matter of this Agreement. No other term express or implied and no usage, custom or course of dealing forms part of or affects this Agreement.

22.16	Amendments

VCFSUK may review the performance of Polestar and/or the terms and conditions of this Agreement on at least an annual basis. Following any such review VCFSUK or Polestar may propose amendments or variations to the terms and conditions of this Agreement or the Schedules hereto and unless otherwise stated in this Agreement any such amendment or variation shall be recorded by an agreement in writing made between Polestar and VCFSUK.

22.17	Confidentiality

22.17.1	Polestar hereby agrees that:

a)

VCFSUK may from time to time search Polestar’s record at credit-reference agencies and fraud-prevention agencies. VCFSUK may share these records with other organisations and VCFSUK and such other organisations may use these records to:

i	help make decisions about credit and credit-related services;

ii	trace Polestar;

iii	recover any amount owed to VCFSUK under this Agreement; and

iv	prevent money laundering and fraud.

b)

VCFSUK may share the information it holds about Polestar with other companies within VCFSUK’s Group and/or the Santander Group, its lawyers, auditors, advisers, any Insurer of the Vehicles, any supplier or maintainer of the Vehicles, any person whom Polestar is paying or collecting monies on VCFSUK’s behalf, or to anyone VCFSUK employs to assist it with the administration or management of Polestar’s accounts.

c)	Polestar may share the information it holds about VCFSUK with other companies within Polestar’s Group, its lawyers, auditors or advisers.

22.17.2	Notwithstanding this Clause 22.17 or Clause 3.2:

a)	nothing shall prevent VCFSUK or Polestar making any disclosure required by law or any government or regulatory body or any disclosure to its professional advisers; and

b)

nothing shall prevent VCFSUK making any disclosure to any third party which in the reasonable opinion of VCFSUK is required to evidence and/or protect its rights and/or interest in the Floorplan Vehicles or the Floorplan Vehicles.

23	THIRD PARTY RIGHTS

A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This clause does not affect any right of any person which exits or is available otherwise than pursuant to that Act.

AS WITNESS the hands of the parties hereto the day and year before written.

POLESTAR AUTOMOTIVE UK LTD		Volvo Car Financial Services UK Limited

Signature:	/s/ Jonathan Goodman /s/ Nils Mösko	Signature:	/s/ David Baddeley
Name:		Name:	David Baddeley
Title:	CEO Polestar UK Business Strategy	Title:	Managing Director
Date:	2021-06-14 2021-06-14	Date:	10-Jun-2021 | 10:20AM BST

SCHEDULE 1

STIPULATED PURCHASE TERMS

The following terms and conditions shall apply, where applicable, to each Unregistered Vehicle purchased under a Purchase Contract by VCFSUK pursuant to Clause 3 and to each Used Vehicle Purchase Contract in respect of any Used Vehicles purchased by VCFSUK pursuant to Clause 4:

1.

title to each Unregistered and Used Vehicle shall immediately pass to VCFSUK free of all encumbrances immediately on payment of the purchase price to be paid by VCFSUK for such Unregistered or Used Vehicle to Polestar;

2.	Polestar represents and warrants that in respect of each Used Vehicle:

(a)

the purchase price (excluding the Deposit for the Used Vehicle, if any) does not exceed such percentage specified in the Offer Terms of the Clean Guide Value for the Used Vehicle in the Price Guide Book current at the date of purchase of that Used Vehicle (including any factory fitted options); and

(b)

the purchase price (including the Deposit for the Used Vehicle, if any) does not exceed such percentage specified in the Offer Terms of the Clean Guide Value for the Used Vehicle in the Price Guide Book current at the date of purchase of that Used Vehicle (including any factory fitted options);

3.	the purchase price is payable by VCFSUK in Sterling in one single instalment in immediately available funds upon the making of a Used Vehicle Purchase Contract or a Purchase Contract;

4.

each Unregistered and Used Vehicle shall have the benefit of the unexpired period of the manufacturer’s standard new car warranty which shall be transferable to subsequent purchasers of the Unregistered or Used Vehicle;

5.	risk in each Unregistered and Used Vehicle shall be with Polestar at all times;

6.	Polestar represents and warrants that each Unregistered and Used Vehicle is in good working order and repair and of merchantable quality and roadworthy in all respects;

7.	VCFSUK shall have no obligations other than to pay the purchase price;

8.	the terms applying to each purchase shall be governed by English law;

9.	Polestar shall have no right of cancellation or rescission; and

10.	Polestar represents and warrants that in respect of each Used Vehicle, the Used Vehicle complies with the trade clean condition as described in the Price Guide Book.

SCHEDULE 2

STIPULATED SALE TERMS

The following terms and conditions shall apply on all sales of Floorplan Vehicles from VCFSUK to Polestar:

1.

Floorplan Vehicles which are supplied by VCFSUK to Polestar, shall remain the property of VCFSUK until full payment for the Floorplan Vehicles supplied to Polestar and all other payments due from Polestar to VCFSUK have been made;

2.

in the case of a Demonstrator Vehicle or Rental Vehicle, Polestar shall pay the purchase price for the Vehicle in the amounts or percentages set out in the Offer Terms (except for a Demonstrator Vehicle or Rental Vehicle in respect of which a Sale Contract has been entered into where the balance of the purchase price (following payment of any Instalment(s)) shall be paid in sterling in one single instalment in immediately available funds as specified in Clause 11.4 of this Agreement) and in the case of all other Floorplan Vehicles the purchase price (and in the case of an Used Vehicle where a Deposit is required, the balance of the purchase price (following payment of the relevant Deposit and any Instalments (if any))) shall be paid in Sterling in one single instalment in immediately available funds as specified in Clause 11.4 of this Agreement;

3.	risk in each Floorplan Vehicle shall be with Polestar at all times;

4.

VCFSUK will transfer such title to Polestar as was acquired by it through the agency of Polestar in the case of a Used Vehicle or was acquired by it through a Purchase Contract in the case of an Unregistered Vehicle, Demonstrator Vehicle or Rental Vehicle;

5.	each Floorplan Vehicle shall have the benefit of the unexpired period of the manufacturer’s standard new car warranty which shall be transferable to subsequent purchasers of the Floorplan Vehicle;

6.

the Floorplan Vehicle being at the time of purchase in the possession and control of Polestar, Polestar hereby acknowledges and agrees that it inspected the Floorplan Vehicle itself upon taking physical delivery of the Floorplan Vehicle. Accordingly Polestar shall acquire each Floorplan Vehicle from VCFSUK as and where it lies and in the condition it is in and VCFSUK sells each Floorplan Vehicle to Polestar only upon the express agreement of Polestar that all warranties, conditions, guarantees or representations express or implied, statutory or otherwise, relating to each Floorplan Vehicle are excluded and VCFSUK shall not be liable for any loss, damage, expense or injury of any kind whatsoever, consequential or otherwise, arising out of or due to or caused by any defect or deficiencies of any sort in each Floorplan Vehicle;

7.	the Financial Services and Markets Act 2000 or the Consumer Credit Act 1974 do not regulate such a sale and does not confer any rights of cancellation or rescission on Polestar;

8.	the Sale Contracts shall be governed by English law; and

9.	each Sale Contract is validly entered into and authorised by Polestar.

SCHEDULE 3

APPROPRIATION

This Schedule sets out the circumstances in which a Floorplan Vehicle is treated as Appropriated.

For an Unregistered Vehicle, these are the earliest of the circumstances set out in paragraphs 1(a) and 2 to 12 inclusive.

For a Demonstrator Vehicle or Rental Vehicle these are the earliest of the circumstances set out in paragraphs 1(b) and 2 to 6 and 10 to 12 inclusive.

For a Used Vehicle, these are the earliest of the circumstances set out in paragraphs 1(c) and 2 to 6 and 10 to 12 inclusive.

1.

(a)	for an Unregistered Vehicle, the expiry of 180 days (or such other period as VCFSUK may from time to time notify to Polestar) from or after the Start Date of such Unregistered Vehicle; or

(b)	for a Demonstrator Vehicle, the expiry of 180 days (or such other period as VCFSUK may from time to time notify to Polestar) from or after the Start Date of such Demonstrator Vehicle; or

(c)	for a Used Vehicle, the expiry of such period or periods as notified to Polestar by VCFSUK in the Offer Terms (or such other period as notified in writing by VCFSUK to Polestar); or

(d)	for a Rental Vehicle, the expiry of such period or periods as notified to Polestar by VCFSUK in the Offer Terms (or such other period as notified in writing by VCFSUK to Polestar); or

2.

the Floorplan Vehicle being the subject of an offer of sale made by Polestar which is accepted by any third party, or the subject of an offer to purchase made by a third party which is accepted by Polestar; or

3.

commencement of, or the dispatch of the Floorplan Vehicle to another party for modification, adaption or addition to the vehicle (other than maintenance, repair or the addition of any “slip-on” type of accessory solely for sales promotion and not to the order of a customer) or the giving of written instructions therefor without the consent of VCFSUK; or

4.	the Floorplan Vehicle except a Rental Vehicle being let out by Polestar on lease or hire, or made the subject of a hire agreement; or

5.	the Floorplan Vehicle being made subject to a hire purchase agreement, credit or conditional sale agreement, charge, lien or bill of sale by Polestar; or

6.	the Floorplan Vehicle being used on the road for rental purposes without the consent of VCFSUK; or

7.	the making of an application to a taxation authority for registration of the Unregistered Vehicle without the consent of VCFSUK; or

8.	the Unregistered Vehicle being purchased by Polestar or applied to Polestar’s stock for accounting purposes or to its own use or that of another person, firm or company; or

9.	the Unregistered Vehicle being used on the road for demonstration purposes without the consent of VCFSUK; or

10.	the alteration of the specification, or type or equipment fitted to the Floorplan Vehicle without the consent of VCFSUK; or

11.

the Floorplan Vehicle being allocated by Polestar to any customer of it, whether or not for consideration or on receipt of payment and whether or not such allocation has the effect of vesting the property in the Floorplan Vehicle in the customer; or

12.	any other act by Polestar which is inconsistent with the title of VCFSUK or Polestar’s right or ability to return the Floorplan Vehicle to VCFSUK in the condition in which Polestar received it.

SCHEDULE 4

STIPULATED RENTAL TERMS

The following terms and conditions shall apply each time Polestar enters or proposes to enter into a Sub-Letting Agreement with a customer of Polestar:

1.	possession of Rental Vehicles shall only be given to a Sub-Lessee upon the Sub-Lessee entering into a Sub-Letting Agreement with VCFSUK in respect of the relevant Rental Vehicle;

2.	Polestar will indemnify and keep indemnified VCFSUK at all times against all loss or damage, howsoever caused, as a result of VCFSUK agreeing to any underletting arrangement under this Agreement;

3.

the duration of the Sub-Letting Agreement shall be a period not longer than 1 day less than the date upon which a Sale Contract shall be deemed to have been concluded in relation to any Rental Vehicle;

4.	Polestar shall not during the currency of the Sub-Letting Agreement sell or give any security or charge (to include a floating charge) upon the rentals payable thereunder;

5.

if Polestar’s Agreement with VCFSUK is terminated or VCFSUK’s consent to Polestar’s possession of the Rental Vehicles thereunder is determined Polestar’s rights under the Sub-Letting Agreement shall forthwith vest in VCFSUK automatically and Polestar will immediately upon demand made by VCFSUK execute a legal assignment (in a form satisfactory to VCFSUK) in favour of VCFSUK or in favour of such persons as VCFSUK may direct of the Sub-Letting Agreement and more rights thereunder including, but not limited to, Polestar’s rights of repossession thereunder;

6.

Polestar hereby irrevocably appoints VCFSUK and VCFSUK’s Secretary and each and every director of VCFSUK for the time being as the attorney of Polestar for the purpose of executing any such legal assignments. Polestar hereby acknowledges that such power of attorney is given to VCFSUK to secure Polestar’s performance of the obligation over to VCFSUK by Polestar to execute the said legal assignment;

7.

in the event of Polestar no longer being entitled to possession of the Rental Vehicles, or Polestar’s Agreement with VCFSUK is terminated, Polestar’s rights under the Sub-Letting Agreement shall automatically vest in VCFSUK and all monies which Polestar receives thereafter from the Sub-Lessee shall be held in trust for VCFSUK;

8.	during the currency of a Sub-Letting Agreement but not otherwise, VCFSUK is prepared to waive its requirement that Polestar insures the Rental Vehicles provided that:

(a)	Polestar requires in each Sub-Letting Agreement and procures that throughout the period of each Sub-Letting Agreement, the Sub-Lessee will insure:

(i)

the Rental Vehicles and keep them effectively insured during the currency of each Sub-Letting Agreement to their full replacement value under a policy of insurance without restriction or excess (and that VCFSUK’s interest as owners of the goods is noted in such policy); and

(ii)	Polestar and the Sub-Lessee against all liability to the employees of the Sub-Lessee and to third parties for damage caused by the goods or the use or operation of them;

(b)

Polestar will indemnify and keep fully indemnified VCFSUK against all loss or damage incurred or sustained by VCFSUK by reason of any loss, injury or damage to the Rental Vehicles or to third parties by the use or operation or presence of the Rental Vehicles or as a result of VCFSUK to any Sub-Letting Agreement;

9.	Polestar shall not enter into any Sub-Letting Agreement which is a Regulated Agreement within the meaning of the Financial Services and Markets Act 2000 or the Consumer Credit Act 1974;

10.	Polestar will not hold itself out as being the legal owner of the Rental Vehicles nor deal in the Rental Vehicles in a manner which affect or prejudice VCFSUK’s title to them;

11.	no variations may be made to the Sub-Letting Agreement without VCFSUK’s prior written consent;

12.	Polestar hereby warrants to VCFSUK that:

(a)

each Sub-Letting Agreement will comply with all statutory and regulatory requirements relating thereto and in particular (but without limitation) all statutory and regulatory requirements pursuant to the Financial Services and Markets Act 2000, the Financial Conduct Authority Handbook including Consumer Credit Sourcebook and the Consumer Credit Act 1974 including but not limited to authorisation, the form and content of such agreements, the provision of copies thereof and the amount of the rentals payable on or prior to delivery of the Rental Vehicle thereunder and the maximum or minimum period of hire of such Rental Vehicle; and

(b)

in entering into and administering every Sub-Letting Agreement Polestar will comply with the requirements of the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (as amended from time to time) and in particular (but without limitation) the requirements of those regulations relating to the identification of the Sub-Lessee and the keeping of records of such evidence and Polestar’s transactions with the Sub-Lessee.

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